SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 1, 2011 (March 28, 2011)

COMPOSITE TECHNOLOGY CORPORATION
(Exact name of registrant as specified in Charter)

Nevada	000-10999	59-2025386

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

2026 McGaw Avenue
Irvine, California 92614
(Address of Principal Executive Offices)
(949) 428-8500
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

This Form 8-K and other reports filed by Registrant from time to time with the Securities and Exchange Commission (collectively the “Filings”) contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, Registrant’s management as well as estimates and assumptions made by Registrant’s management. When used in the filings the words “anticipate”, “believe”, “estimate”, “expect”, “future”, “intend”, “plan” or the negative of these terms and similar expressions as they relate to Registrant or Registrant’s management identify forward looking statements. Such statements reflect the current view of Registrant with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of the Registrant’s Form 10-K entitled “Risk Factors”) relating to Registrant’s industry, Registrant’s operations and results of operations and any businesses that may be acquired by Registrant. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Although the Registrant believes that the expectations reflected in the forward looking statements are reasonable, the Registrant cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the Registrant does not intend to update any of the forward-looking statements to conform these statements to actual results.

Item 1.01.	Amendment of a Material Definitive Agreement

On August 10, 2009, the Registrant and its wholly-owned subsidiary DeWind, Inc., subsequently renamed Stribog Inc. (“Stribog US”), a Nevada corporation, entered into an Asset Purchase Agreement (“Purchase Agreement”) with Daewoo Shipbuilding & Marine Engineering Co., Ltd. (“Buyer”), a Korean corporation.  Under the Purchase Agreement, Stribog US agreed to sell substantially all of its assets for the purchase price of $46.5 million and assumption of certain liabilities.  Also on August 10, 2009, DeWind, Ltd., a UK private limited company and a wholly-owned subsidiary of the Registrant, subsequently renamed Stribog, Ltd. (“Stribog UK”), entered into an Asset Purchase Agreement (“UK Agreement”), and together with the Purchase Agreement, the “Agreements”) with Buyer under which Stribog UK agreed to sell certain assets for the purchase price of $3.0 million.  These transactions were reported in the Current Report on Form 8-K filed on August 14, 2009.

On September 4, 2009 the Registrant amended both of these agreements.  The Purchase Agreement was amended to revise the definition of Assumed Liabilities and Excluded Liabilities.  It also clarified that $17,175,000 of the purchase price would be placed into escrow pursuant to an escrow agreement entered into among the parties.  These transactions were reported in the Current Report on Form 8-K filed on September 11, 2009.

Effective on March 28, 2011, the parties amended and restated the escrow agreement (“Amended Escrow Agreement”).  Under the Amended Escrow Agreement by and among, DeWind Co., a subsidiary of Buyer (“DWC”), a subsidiary of the Registrant, Stribog Inc., and U.S. Bank National Association as the escrow agent.

Under the terms of the Amended Escrow Agreement, the parties agreed that of the remaining $16.3 million of the original $17.175 million placed into escrow, approximately $4.5 million would be disbursed to DWC; €1.1 million  ($1.55 million at current exchange rates) would be disbursed to Zollern Dorstener Antriebstechnik Gesellschaft mbH & Co. KG; and $7.23 million would be disbursed to Stribog.

The other $3.0 million would remain in escrow until September 4, 2012 at which time a portion of the funds would be released to DWC to satisfy any as yet unfiled additional claims.  If there are any unresolved claims made against the escrow fund at such time, then that portion of the fund for such claims shall not be released; provided however, that any unclaimed balance would be paid to Stribog.  Notwithstanding the foregoing, if certain bankruptcy related claims against Stribog Ltd or other similar type of claims as set forth in the Amended Escrow Agreement are made, then none of the escrowed proceeds would be released until they are resolved.  Stribog US also granted a security interest to DWC for the remaining balance held in escrow.

The description of the Amended Escrow Agreement is qualified in its entirety by reference to such agreement attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits

(c)       Exhibits.

Exh. No.	Description

10.1	Amended and Restated Escrow Agreement, dated as of March 24, 2011, by and between DeWind Co., Stribog, Inc., and U.S. Bank National Association.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Composite Technology Corporation

By:	/s/ Benton H Wilcoxon
Benton H Wilcoxon Chief Executive Officer

Dated: April 1, 2011

Exhibit Index

Exh. No.	Description

10.1	Amended and Restated Escrow Agreement, dated as of March 24, 2011, by and between DeWind Co., Stribog, Inc., and U.S. Bank National Association.